UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 24, 2016

Two Rivers Water & Farming Company

(Exact Name of Registrant as Specified in Charter)

Colorado	000-51139	13-4228144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 South Colorado Blvd., Tower 1, Ste 3100,
Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 222-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Election of Board Member

Samuel W. Morris, Jr.

On June 24, 2016, Sam Morris was appointed to our Board.  It is expected that Mr. Morris will serve on the Governance, Compensation, Nominating committees of the Board.

Mr. Morris is the principal of Morris Law Associates which he formed in 2005 after serving as general counsel to several companies. Through Morris Law, he has provided counsel on a variety of legal matters, such as acquisitions, management buyouts, restructurings and personnel matters. Prior to Morris Law Associates, Mr. Morris provided General Counsel services to V-SPAN, a full-service video conferencing company, as well as to a number of smaller companies, handling customer and vendor contracts, employment matters (including terminations), acquisitions and litigation from 2001 to 2003. In 2000, he was Senior Vice President, General Counsel and Secretary of Digital Access, LLC, a telecommunications broadband start-up, where he was instrumental in obtaining regulatory approvals for cable television and telephone franchises in five markets in the South and Midwest.From 1993 to 2000, Mr. Morris was Vice President/General Counsel for Lenfest Communications, Inc., a public diversified cable television and entertainment company. From 1985 to 1993, Mr. Morris was a Senior Partner of Hoyle, Morris & Kerr, a law firm that he co-founded. Prior to that Mr. Morris was in private practice, primarily as a partner in the law firm of Dilworth, Paxson, Kalish and Kaufman. Mr. Morris received his B.A. degree, cum laude, from Harvard College and his J.D. degree from the National Law Center of the George Washington University in Washington, D.C. He is 73 years old

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

Date: June 30, 2016	By:	/s/ Wayne Harding
Wayne Harding
Chief Executive Officer